Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, which includes an explanatory paragraph relating to ORBCOMM Inc.’s ability to continue as a going concern, dated April 13, 2005, on our audit of the consolidated statements of operations, changes in membership interests and stockholders’ deficit, and cash flows, and the related financial statement schedule of ORBCOMM LLC and Subsidiaries for the year ended December 31, 2003, appearing in the Registration Statement on Form S-1 of ORBCOMM Inc. (File No. 333-134088).

/s/ J.H. Cohn LLP

Roseland, New Jersey
December 20, 2006